Regional Commercial Banking Office MAC Z6204-018 200 South Biscayne Boulevard Annex Building Miami, FL 33131
Tel: 305 789 1220 Fax: 305 789 5036

April 10, 2015

Mr. Michael Steiner
EnviroStar
290 NE 68th St
Miami, Florida 33138

Dear Michael:

Reference is made to that certain Loan Agreement dated as of November 16, 2011 (the "Agreement") between EnviroStar, Inc. (the "Borrower") and Wells Fargo Bank, N.A. (the "Bank") successor in interest by merger of Wachovia Bank, N.A. The Agreement and all other documents executed and delivered in connection therewith are collectively referred to herein as the "Loan Documents". All capitalized terms used but not defined herein, shall have the meanings assigned in the Loan Documents.

In March 2015, the Borrower informed that the Bank that Symmetric Capital, LLC acquired a 40.4% equity interest in Borrower's business. Given the change in control, the following violation occurred:

          SECTION 6.1, The occurrence of any of the following shall constitute art "Event of Default" under this Agreement:

    (i)        Any change in control of Borrower or any entity or combination of entitles that directly or indirectly control Borrower, with "control" defined as ownership of an aggregate of twenty•five percent (25%) or more of the common stock. members' equity or other ownership interest (other than a limited partnership interest) without the consent of Bank.

The Bank agreed to this waive the aformentioned violation once our due diligence on the new equity investor was done, which has been satisfactorily completed.

This waiver is limited to the default cited above and shall not be construed to be a waiver of any subsequent default under the referenced provision, or of any existing or future defaults under any other provision of an Loan Document.

Very Truly Yours

Matthew J. Rapoport
Assistant Vice President

Wells Fargo Bank, N.A.